CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors Xfone, Inc.

Gentlemen:

We consent to the inclusion of our Report of Independent Registered Public Accounting Firm dated October 7, 2007 with respect to the balance sheet of Auracall Limited ("the Company") as of December 31, 2006 and the related statement of income, changes in shareholders' equity and cash flows for the year then ended, in the filing of Post-Effective Amendment No. I to Form SB-2, for Xfone, inc.

November 7, 2007	/s/ Yarel + Partners
BKR Yarel + Partners C.P.A. (Isr.)
An Independant Member of BKR International